EXHIBIT 99.1
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TREY RESOURCES REPORTS RECORD REVENUES IN EXCESS OF $1MM FOR FIRST QUARTER
Friday May 13, 9:10 am ET

COMPANY'S SUBSIDIARY, SWK TECHNOLOGIES, ACHIEVES OPERATING PROFIT

LIVINGSTON, N.J., May 13 /PRNewswire-FirstCall/ -- Trey Resources, Inc. (OTC Bulletin Board: TYRIA - News), the premier total solutions provider specializing in business software for the small- and medium-sized business market, reported record-breaking revenue of $1,009,414 for its first quarter ended March 31, 2005. Revenue in the first quarter of 2004 was $0.

On a consolidated basis, the Company reported a net loss of $518,288 compared to a net loss of $955,525 for the quarter ended March 31, 2004. The improvement was primarily due to increased sales and decreased professional expenses and fees from when the Company became an independent public company in 2004.

At the operating level, Trey's wholly owned subsidiary SWK Technologies, Inc. had revenue of $1,009,414 for the quarter ended March 31, 2005, compared with revenue of $397,500 for the first quarter of 2004, when the predecessor of SWK Technologies was still a privately-held company. SWK Technologies generated operating income of $71,565 for the quarter. A condensed, unaudited profit and loss statement for SWK Technologies is provided below.

Mark Meller, CEO of Trey Resources, said, "Our quarterly results are outstanding. We exceeded $1 million in quarterly sales for the first time in our history. Our consolidated loss narrowed dramatically. Our wholly owned subsidiary, SWK Technologies, contributed operating profit of more than 7.1% of sales despite aggressive spending on infrastructure and manpower in the last few months. Specifically, SWK Technologies' staff has increased from 10 to 26 in the last nine months, and it has been spending in preparation for moving to new facilities in June. We expect operating margins to continue improving in the coming quarters."

Meller said, "Our sales are rapidly growing. Market acceptance of our MAPADOC EDI solution is exceptional, and we are seeing results of our MAS 500 initiatives. We are working on becoming a significant participant in Sarbanes-Oxley compliance. Our deal flow for potential acquisitions continues to grow. In summary, we are extremely optimistic about the future and look forward to delivering superior financial results in the coming quarters."


                      CONDENSED STATEMENT OF OPERATIONS
                            SWK TECHNOLOGIES, INC.
                                 (UNAUDITED)
                        THREE MONTHS ENDED MARCH 31, 2005


     Sales, net                                        $ 1,009,414

     Cost of Sales                                         613,878
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     Gross Profit                                          395,536

     Selling General and Administrative Expenses           323,971
                                                      ------------
     Income from Operations                            $    71,565
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Trey Resources is involved in the acquisition and build-out of technology and software companies. The Company's growth strategy is to acquire firms in this extensive and expanding, but highly fragmented segment as it seeks to create substantial value for shareholders. Since June 2004, Trey has acquired SWK Technologies, Inc. and Business Tech Solutions Group, Inc. For more information, contact Trey Resources CEO Mark Meller at (973) 758-9555 or by e-mail at mark.meller@swktech.com.


This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Trey Resources, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.